                                                                  EXHIBIT 99.12



January 24, 2003



Harken Energy Corporation


580 WestLake Park Boulevard


Suite 600


Houston, TX 77079



   This letter will serve as the agreement under which you will retain us to act as Information Agent in connection with the Rights Offer to shareholders of Harken Energy Corporation.



   The services we will perform on your behalf will include the consultation and preparation in connection with your Rights Offer, the delivery of material to brokers, banks, nominees and institutions, and holders of record, acting as Information Agent in connection with your Rights Offer, receiving calls from shareholders, and telephoning holders of record and non-objecting beneficial owners (NOBOs), if necessary.



   For the above services our fee will be $5,000.00. Our fee assumes that there is no counter Rights Offer. One half the fee ($2,500.00) is earned and due upon the signing of this agreement; in addition, an advance against disbursements of $3,500.00 is due as well. The balance of our fee will be payable upon the initial expiration of the Rights Offer. Additional disbursements incurred by us on your behalf will be payable monthly or upon the expiration of the Rights Offer. Included in our disbursements will be our charges for the telephone solicitation of holders of record and non-objecting beneficial owners (NOBOs). The charge is $6.50 per holder and includes labor, directory assistance and all related telephone expenses (covers up to three rounds of calls). In-bound calls are also priced at $6.50 per holder.



   This agreement covers the period from the announcement of your Rights Offer through the initial expiration. Thereafter, this agreement will be extended for a monthly fee of $1,000.00.



   You agree to indemnify and hold us harmless against any loss, damage, expense (including reasonable legal fees and expenses), liability or claim relating to or arising out of our performance of this agreement except where we, or our employees, fail to comply with this agreement; provided, however, that you shall not be obliged to indemnify us or hold us harmless against any such loss, damage, expense, liability, or claim which results from gross negligence, bad faith or willful misconduct on our part or of any of our employees.



   At your election, you may assume the defense of any such action. We shall advise you in writing of any such liability or claim promptly after receipt of any notice of any action or claim for which we may be entitled to indemnification hereunder.



   This agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.



   If any provision of this agreement shall be held illegal, invalid or unenforceable by any court, this agreement shall be construed and enforced as if that provision had not been contained herein and shall be deemed an agreement among us to the full extent permitted by applicable law.

Harken Energy Corporation                                       January 24, 2003



Page Two



   Please acknowledge receipt of this agreement and confirm the arrangements herein provided by signing and returning the enclosed copy of the undersigned, whereupon this agreement and your acceptance of the terms and conditions herein provided shall constitute a binding agreement among us.



Accepted:                 Very truly yours,

HARKEN ENERGY CORPORATION MORROW & CO., INC.

By ______________________ By: _______________________________

Title: __________________ Title: ____________________________

Date: ___________________

                            MORROW & COMPANY, INC.


                                445 PARK AVENUE


                         ACCOUNTING DEPT.--5/TH/ FLOOR


                              NEW YORK, NY 10022



TO: Harken Energy Corporation


                                                     Date: January 24, 2003


   580 West Lake Park Boulevard


   Suite 600


   Houston, TX 77079


   Attn:  Mr. A. Wayne Hennecke


         Vice President of Finance


         and Corporate Secretary



DMC


                                                     Due Upon Receipt


--------------------------------------------------------------------------------


                Re: Information Agent Services--Rights Offering



One half the fee pursuant to Letter of Agreement dated January 24, 2003 $2,500.00
Advance against disbursements.......................................... $3,500.00
                                                                        ---------
   AMOUNT DUE.......................................................... $6,000.00
                                                                        =========




             Instructions for Wire
             Transfer
             Please wire funds to Morrow & Co., Inc. using the
               following information:
                JP Morgan Chase Bank
                ABA Number:              021-000-021
                Private Banking
                  Division
                Credit Account:          T&I#0999-99-651
                For Account Number:      Q-21089000
                For Account of Morrow & Co., Inc.